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                                                                     EXHIBIT k.3


                        ADDITIONAL COMPENSATION AGREEMENT



                                                                    May 28, 2002

SALOMON SMITH BARNEY INC.
[Other Qualifying Underwriters]
c/o Salomon Smith Barney Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

         Reference is made to the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), by and among AIM Select Real Estate Income Fund, a Delaware business trust (the "Trust"), A I M Advisors, Inc., a Delaware corporation (the "Adviser"), INVESCO Institutional (N.A.), Inc., a Delaware corporation, and each of the Underwriters named therein, with respect to the issue and sale of the Trust's Common Shares, as described therein. Reference is also made to (i) the Master Investment Advisory Agreement (the "Investment Advisory Agreement") to be entered into between the Adviser and the Trust and
(ii) the registration statement on Form N-2 regarding the Common Shares of the Trust (the "Registration Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Underwriting Agreement.

         The Adviser hereby confirms its agreement with Salomon Smith Barney Inc. ("Salomon Smith Barney") and each Qualifying Underwriter (as defined in
Section 1 hereof) with respect to the additional compensation referred to in the "Underwriting" section of the Registration Statement, payable by the Adviser to Salomon Smith Barney and each of the Qualifying Underwriters. The Adviser agrees to pay to Salomon Smith Barney and the Qualifying Underwriters additional compensation (collectively, the "Additional Compensation") at an aggregate rate of 0.10% per annum of the Trust's aggregate Managed Assets (as defined in Section 3(b) hereof); provided, however, that such payments shall not, in the aggregate, exceed the "Maximum Additional Compensation Amount" (as defined in Section 4 hereof). The Additional Compensation shall be payable as set forth in
Section 3 hereof.

         SECTION 1. Qualifying Underwriters. For the purposes of this Additional Compensation Agreement, each Underwriter which sells Common Shares of the Trust with an aggregate purchase price to the public of at least $50,000,000 (which amount shall equal the aggregate of the value of any Firm Shares and Option Shares sold by such Underwriter) shall be a "Qualifying Underwriter"; provided, however, that Salomon Smith Barney shall not be included in the term "Qualifying Underwriter." Within 60 days following the Closing Date, Salomon Smith Barney shall prepare and provide to the Adviser a chart listing each of the Qualifying Underwriters, which chart shall indicate the number of Common Shares sold by each Qualifying Underwriter, the Pro Rata Percentage (as defined in Section 2 hereof) of each


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Qualifying Underwriter and the Remaining Pro Rata Percentage (as defined in
Section 3(a)(ii) hereof) and shall be appended as Schedule A to this Additional Compensation Agreement.

         SECTION 2. Pro Rata Percentage. Each Underwriter shall be assigned a "Pro Rata Percentage," the numerator of which shall equal the number of Common Shares sold by such Underwriter (including any Firm Shares and Option Shares sold by such Underwriter) and the denominator of which shall equal the aggregate number of Common Shares (including all Firm Shares and Option Shares) purchased by the Underwriters pursuant to the Underwriting Agreement.

         SECTION 3. Payment of Additional Compensation. (a) The Adviser shall pay the Additional Compensation at the end of each calendar quarter in arrears as follows:

         (i) To each Qualifying Underwriter, Additional Compensation in an amount equal to the product of such Qualifying Underwriter's Pro Rata Percentage multiplied by 0.025% of the Trust's Managed Assets for such quarter.

         (ii) To Salomon Smith Barney, Additional Compensation in an amount equal to the sum of (A) the product of Salomon Smith Barney's Pro Rata Percentage multiplied by 0.025% of the Trust's Managed Assets for such quarter; and (B) the product of the "Remaining Pro Rata Percentage" multiplied by 0.025% of the Trust's Managed Assets for such quarter. For the purposes of this clause (ii), the "Remaining Pro Rata Percentage" shall equal the sum of the Pro Rata Percentages of each Underwriter that is not Salomon Smith Barney or a Qualifying Underwriter.

         (b) For the purposes of this Section, "Managed Assets" has the meaning set forth in the prospectus forming a part of the Registration Statement.

         (c) All Additional Compensation payable hereunder shall be paid to Salomon Smith Barney and each Qualifying Underwriter, respectively, by wire transfer of immediately available funds within 15 days following the end of each calendar quarter to a bank account designated by Salomon Smith Barney or such Qualifying Underwriter, respectively. At the time of each payment of Additional Compensation hereunder, the Adviser shall deliver to Salomon Smith Barney and each Qualifying Underwriter receiving an installment of Additional Compensation a statement indicating the amount of Managed Assets on which such payment was based.

         (d) The initial payments of Additional Compensation hereunder shall be with respect to the calendar quarter ending June 30, 2002, prorated to the initial offering date. In the event that this Additional Compensation Agreement terminates prior to the end of a calendar quarter, the Additional Compensation required to be paid hereunder shall be due and payable within 15 days following the termination hereof and shall be pro-rated in respect of the period prior to such termination. Notwithstanding the foregoing, if any payment hereunder would otherwise fall on a day which is not a business day, it shall be due on the next day which is a business day. All Additional Compensation payable hereunder shall be in addition to any fees paid by the Adviser pursuant to the Underwriting Agreement.

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         (e) The Adviser shall be permitted to discharge all or a portion of its payment obligations hereunder upon prepayment in full or in part of the remaining balance due of the Maximum Additional Compensation Amount. In the event of a prepayment in full, the amount to be paid shall equal the difference between (i) the Maximum Additional Compensation Amount and (ii) the sum of the quarterly payments and any partial prepayments previously made hereunder. Any prepayment of the Maximum Additional Compensation Amount shall be permitted only at the end of a calendar quarter, immediately following the payment of the Additional Compensation for such calendar quarter. Any partial prepayment of the Maximum Additional Compensation Amount shall be in an amount equal to or greater than the lesser of (i) $1,000,000 or (ii) the remaining balance due of the Maximum Additional Compensation Amount, if less than $1,000,000.

         SECTION 4. Maximum Additional Compensation Amount. The "Maximum Additional Compensation Amount" payable by the Adviser hereunder shall be the excess of (i) four and one-half percent (4.5%) of the aggregate initial public offering price for the Common Shares purchased pursuant to the Underwriting Agreement (including all Firm Shares and Option Shares) over (ii) $9,500 (which represents the amount payable by the Trust to counsel for the Underwriters pursuant to the Underwriting Agreement).

         SECTION 5. Term. This Additional Compensation Agreement shall terminate on the earliest to occur of: (a) the payment by the Adviser hereunder of the Maximum Additional Compensation Amount; (b) the prepayment in full by the Adviser of the Maximum Additional Compensation Amount in accordance with Section 3(e) hereof; (c) the dissolution and winding up of the Trust; (d) if the Trust should convert into an open-end management investment company, the latter of the date of such conversion and five years from the date of this Additional Compensation Agreement; and (e) the date on which the Investment Advisory Agreement or other advisory agreement between the Trust and the Adviser or any successor in interest to the Adviser, including but not limited to an affiliate of the Adviser, shall no longer be in full force and effect.

         SECTION 6. Not an Investment Adviser. The Adviser acknowledges that the Underwriters are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Trust's portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of any Underwriter, and the Underwriters are not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services.

         SECTION 7. Services to Adviser. In exchange for the Additional Compensation, (i) Salomon Smith Barney and each Qualifying Underwriter, severally and not jointly, agree to provide certain after-market support services designed to maintain the visibility of the Trust on an ongoing basis and (ii) Salomon Smith Barney agrees to (A) provide the Adviser with relevant information, studies or reports regarding general trends in the closed-end investment company and asset management industries and (B) at the Adviser's request, provide

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information to and consult with the Adviser's representatives with respect to issues regarding utilizing leverage in the Trust.

         SECTION 8. Not Exclusive. Nothing herein shall be construed as prohibiting any Underwriter or its respective affiliates from acting as such for any other clients (including other registered investment companies or other investment managers).

         SECTION 9. No Liability. The Adviser agrees that no Underwriter shall have liability to the Adviser or the Trust for any act or omission to act by such Underwriter in the course of its performance under this Additional Compensation Agreement, in the absence of gross negligence or willful misconduct on the part of such Underwriter. This provision shall survive the termination, expiration or supersession of this Additional Compensation Agreement.

         SECTION 10. Assignment. This Additional Compensation Agreement may not be assigned by any party without the prior written consent of each other party.

         SECTION 11. Amendment; Waiver. No provision of this Additional Compensation Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

         SECTION 12. Governing Law. This Additional Compensation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

         SECTION 13. Counterparts. This Additional Compensation Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Additional Compensation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.


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         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters and the Adviser in accordance with its terms.


                                          Very truly yours,

                                          A I M ADVISORS, INC.



                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:



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CONFIRMED AND ACCEPTED,
as of the date first above written:



SALOMON SMITH BARNEY INC.


By:
   -----------------------------------
   Authorized Signatory

[Other Qualifying Underwriters]







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                                   SCHEDULE A



                                    Number of
                                    Common           Pro Rata
Name of Qualifying Underwriter      Shares Sold      Percentage*
------------------------------      -----------      --------

Salomon Smith Barney Inc.


* Based on a total of _______ shares of Common Shares purchased.
The "Remaining Pro Rata Percentage" equals ________.